UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2013

SALON MEDIA GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 Market Street, Room 528 San Francisco, CA 94102 (Address of principal executive offices)
Registrant’s telephone number, including area code: (415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Interim Chief Financial Officer

The Board of Directors of the Salon Media Group, Inc. (the “Company”) today appointed Ms. Elizabeth Hambrecht to serve as the Company’s Interim Chief Financial Officer, effective immediately. Ms. Hambrecht replaces Mr. D. Alex Fernandez, who had served as the Company’s Interim Chief Financial Officer since July 2012. The Company has also commenced a search for a new Chief Financial Officer. A copy of Ms. Hambrecht’s employment agreement with the Company is attached hereto as Exhibit 10.1.

Elizabeth Hambrecht served as a Director of the Company from 2003 to 2012, as well as Chief Executive Officer from September 2008 until May 2009.  She also previously served as the Company’s Chief Executive Officer from February 2005 until September 2007 and was the Company’s President from October 2003 until September 2007. From May 2003 through February 2005 she also served as the Company’s Chief Financial Officer and Secretary.  From 1999 to March 2003, she was co-founder and Director of Asiacontent.com, an online media company focused on Asian markets. From 1997 to 2000 she was co-founder, Chief Financial Officer and Director of Boom.com, a Hong Kong-based online stock trading company.  From 1992 to 1995 she was Executive Director at Goldman Sachs (Hong Kong) Ltd.  From 1987 to 1992 she was Assistant Director at Barings Securities (Hong Kong) Ltd.  Ms. Hambrecht holds a Bachelor of Arts degree in History from Vassar College.  She currently sits on the Board of Trustees of the San Francisco Friends School and has previously sat on the Board of Trustees for KQED, a public broadcast company for Northern California. In her new role as Interim Chief Financial Officer, Ms. Hambrecht’s salary will be $100,000, effective immediately.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Employment Agreement between Salon Media Group, Inc. and Elizabeth Hambrecht, dated July 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALON MEDIA GROUP, INC.

By:	/s/ Cynthia Jeffers
Name:	Cynthia Jeffers
Title:	Chief Executive Officer

Dated: July 2, 2013

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement between Salon Media Group, Inc. and Elizabeth Hambrecht, dated July 2, 2013